Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT

between

SOLID OPINION, INC.

and

IDEANOMICS, INC.

dated as of

February 19, 2019

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 19, 2019, is entered into by and between Ideanomics, Inc., a Nevada corporation (“Buyer”), and SolidOpinion, Inc., a Delaware corporation (“Seller” or “Company”). Buyer and Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties intend that Seller sell and assign to Buyer, and Buyer purchase and assume from Seller, the Purchased Assets (as defined herein) of the Company, subject to the terms and conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and the Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, are in the best interests of the Buyer and its respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.04.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, treaty, principle of common law, code, rule, regulation, ordinance, judgment, decree or order enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Authority that applies to such Person, its business or its properties.

“Balance Sheet” has the meaning set forth in Section 3.04.

“Balance Sheet Date” has the meaning set forth in Section 3.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Applicable Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board” has the meaning set forth in the recitals.

“Buyer Common Stock” means shares of Buyer’s common stock, par value $0.001 per share.

“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

2

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company Registered IP” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“DGCL” means the Delaware General Corporation Law, as amended.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Account” has the meaning set forth in Error! Reference source not found..

“Escrow Agent” means Transfer Online, Inc.

“Escrow Agreement” means the Escrow Agreement executed and delivered as of the day hereof by Buyer, Seller and the Escrow Agent in the form of Exhibit A, to be effective as of the Closing Date.

“Escrow Shares” has the meaning set forth in Error! Reference source not found..

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such law.

“Excluded Assets” has the meaning set forth in Section 2.02.

3

“Financial Statements” has the meaning set forth in Section 3.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Registrations” has the meaning set forth in Section 3.09(a).

4

“Knowledge” means, when used with respect to the Company, the actual knowledge of any director or officer of the Company.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, speculative, remote, special, consequential or exemplary damages, except to the extent actually awarded to a Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Purchased Assets, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Error! Reference source not found.; (vi) any changes in Applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.06(a).

“Buyer SEC Reports” has the meaning set forth in Section 4.04.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

5

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable; (ii) Encumbrances of mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company (provided lien statements have not been filed or such Encumbrances have not otherwise perfected); (iii) Encumbrances of zoning, building codes and other land use Applicable Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company, none of which are substantial in amount, interfere materially with the ordinary conduct of the business of the Company, detract materially from the use, occupancy, value or marketability of title of the assets subject thereto or materially impair the operations of the Company; (iv) statutory Encumbrances in favor of lessors arising in connection with any leased real property; (v) Encumbrances of easements, covenants, conditions, rights-of-way, restrictions and other similar charges and Encumbrances of record and other encroachments and title and survey defects, none of which are substantial in amount, interfere materially with the ordinary conduct of the business of the Company, detract materially from the use, occupancy, value or marketability of title of the assets subject thereto or materially impair the operations of the Company; or (vi) purchase money liens securing rental payments under capital lease arrangements entered into in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Piggyback Registration Agreement” means the Piggyback Registration Agreement, executed and delivered as of the day hereof by Seller and Buyer in the form attached hereto as Exhibit B, to be effective as of the Closing Date.“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchase Price” means 4,500,000 of shares of Buyer Common Stock.

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, independent contractors, financial advisors, counsel, accountants and other agents of such Person.

“Requisite Company Vote” means the written consent or affirmative vote of (i) holders of a majority of shares of Company’s Common Stock; (ii) holders of a majority of shares of the Company’s Series Seed Preferred Stock, voting as a single class; and (iii) holders of a majority of shares of the Company’s Series A Preferred Stock, voting as a single class.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated under such law.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

6

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes (including any schedule or attachment thereto) filed or required to be filed, or maintained or required to be maintained, with any Governmental Authority in connection with any Tax, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means the Escrow Agreement and the Piggyback Registration Agreement.

ARTICLE II

The Asset purchase

Section 2.01        Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller, in exchange for receipt of the Purchase Price, provided however, that the Escrow Shares shall be delivered the Escrow Agent per the Escrow Agreement, hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases, accepts and assumes from the Seller, free and clear of all Encumbrances, all of Seller's right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date (collectively, the "Purchased Assets"):

(a)          cash equal to $2,500,000, which shall be paid by the Company directing EGT International Corp. to pay to Buyer at Closing $2,500,000 otherwise payable by EGT International Corp. to the Company pursuant to that certain External Vendor Services Agreement between the Company and EGT International Corp.; and

(b)          the intellectual property assets and technology known as “comments radar” which is a web crawler/scanner which indexes comments on websites, including the database of indexed comments from inception.

Section 2.02        Excluded Assets. The Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and Buyer is not purchasing, acquiring or accepting from Seller, any assets, properties or rights of Seller (the “Excluded Assets”) not described above in Section 2.01 as included in the Purchased Assets. For avoidance of doubt, the Excluded Assets include the intellectual property assets and technology known as Seller’s “comment widget”.

Section 2.03        Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Seller, other than liabilities (the “Assumed Liabilities”) directly related to the Purchased Assets being acquired hereunder by Buyer, but only to the extent that such liabilities are required to be performed after the Closing Date and do not result from any failure to perform, improper performance, warranty or other breach default or violation by the Seller on or prior to the Closing Date, which Assumed Liabilities are hereby assumed by Buyer at Closing.

7

Section 2.04        Allocation of Purchase Price. Within 30 days after the Closing Date, Seller shall deliver to Buyer a schedule allocating the Purchase Price (including any assumed liabilities treated as consideration for the Purchased Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within ten days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ten days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by Withum Smith + Brown, PC. or, if Withum Smith + Brown, PC is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.05        Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) shall take place at 10 a.m., New York time, on the date of this Agreement, substantially contemporaneously with the execution and delivery of this Agreement and the Transaction Documents, at a location mutually agreed to by the Parties (the day on which the Closing takes place being the “Closing Date”).

Section 2.06        Closing Deliverables.

(a)          Seller Deliveries. At or prior to the Closing, the Seller shall deliver to the Buyer the following:

(i)           the Escrow Agreement, duly executed by the Company; and

(ii)          the other Transaction Documents to which the Company is a party, duly executed by the Company, and such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)          Buyer Deliveries. At the Closing, Buyer shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)           the shares of Buyer Common Stock that constitute the Purchase Price, with (A) a stock certificate representing 450,000 such shares to be delivered to the Escrow Agent pursuant to the Escrow Agreement, and (B) 4,050,000 such shares to be delivered to the Company via electronic book entry delivery;

(ii)          the Escrow Agreement, duly executed by the Company; and

(iii)         the other Transaction Documents to which Buyer is a party, duly executed by the Company, and such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8

ARTICLE III

Representations and warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01        Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Company’s business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.02        Authority; Board Approval. The Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

9

Section 3.03        No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) subject to obtaining the Requisite Company Vote, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) subject to obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to the Company; (iii), require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of the properties and assets of the Company are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except in the cases of clauses (ii) (iii) and (iv), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.04        Financial Statements. Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2016, 2017 and 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company has established and maintains a system of “internal controls over financial reporting” sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made in all material respects in accordance with the authorization of the Company’s management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has not received, and there has not been, any complaint, allegation, assertion or claim regarding the Company’s accounting practices, procedures, methodologies or methods, in each case with respect to the preparation of the Financial Statements of the Company, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting practices with respect to the preparation of such Financial Statements.

10

Section 3.05        Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the charter, by-laws or other organizational documents of the Company;

(c)          material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)          entry into any Contract that would constitute a Material Contract;

(e)          transfer, assignment, sale or other disposition of any of the Purchased Assets;

(f)          transfer or assignment of or grant of any license or sublicense under or with respect to, or sale or disposition of, any Company Intellectual Property or Company IP Agreements;

(g)          abandonment or lapse of or failure to maintain in full force and effect any Company Registered IP, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(h)          material damage, destruction or loss (whether or not covered by insurance) to any Purchased Assets;

(i)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(j)           imposition of any Encumbrance upon any of the Purchased Assets;

(k)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;

(l)          purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(m)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(n)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.06        Material Contracts.

(a)          Section 1.01(a) of the Disclosure Schedules lists each of the following Contracts of the Company: (x) by which any of the Purchased Assets are bound or affected or (y) to which the Company is a party or by which it is bound in connection with the Purchased Assets (together with all Intellectual Property Agreements listed in Section 4.10Error! Reference source not found. of the Disclosure Schedules, collectively, the "Material Contracts"):

11

(i)          each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)          all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)         all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person;

(iv)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)        all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)      all Contracts with any Governmental Authority to which the Company is a party;

(ix)         all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)          any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company; and

(xi)         any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.06.

(b)         Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

12

Section 3.07        Title to Assets. [Except as set forth in Section 3.07 of the Disclosure Schedules,] The Company has good and valid title to, or a valid leasehold interest in, all tangible personal property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 3.08        Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Company’s business as currently conducted.

Section 3.09        Intellectual Property.

(a)          Section 3.09(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Company IP Agreements. Except as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to the Company under the Intellectual Property Agreements.

(b)          Except as would not have a Material Adverse Effect, to the Company's Knowledge: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 3.09(b) constitutes the sole representation and warranty of the Company under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Company of any Intellectual Property of any other Person.

Section 3.10        Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of the Purchased Assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of the Purchased Assets.

Section 3.11        Compliance With Laws; Permits.

(a)          The Company has complied, and is now complying, with all Applicable Laws except where the failure to be in compliance would not have a Material Adverse Effect.

(b)          All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect except where the failure to obtain such Permits would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full except where the failure to pay such fees and charges would not have a Material Adverse Effect.

13

Section 3.12        Taxes. Except as would not have a Material Adverse Effect, the Company has duly and timely (a) filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by them, and such Tax Returns are true, correct and complete, and (b) paid all Taxes (whether or not shown on any Tax Return) required to have been paid by them (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Financial Statements.

Section 3.13        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company.

Section 3.14        No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the business of the Company and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company’s business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

Representations and warranties of Buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01        Organization and Authority of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Transaction Document to which they are a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

14

Section 4.03        No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04        SEC Filings. Except as set forth in Section 4.04 of the Disclosure Schedules, Buyer has filed with, or furnished to the U.S. Securities and Exchange Commission, all reports, documents, statements, schedules and forms required to be filed or furnished, as applicable, under the Securities Act or the Exchange Act, by Buyer since January 1, 2017 (collectively, the “Buyer SEC Reports”). As of the time so filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Buyer SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. Buyer is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated under such law.

Section 4.05        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.06        Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules here are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

15

Section 4.07        Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company’s business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE III of this Agreement (including related portions of the Disclosure Schedules); and (b) neither the Company nor any other Person has made any representation or warranty as to the Company, the Company’s business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

[Reserved]

ARTICLE VI

[Reserved]

ARTICLE VII

Conditions to closing

Section 7.01        Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02        Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of the Company contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)          The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

16

(c)          No Action shall have been commenced against Buyer or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers, if any, that are listed on Section 3.03 of the Disclosure Schedules, if any, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)          The Company shall have delivered each of the closing deliverables set forth in Section 2.06(a).

Section 7.03        Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained in this Agreement, the Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          Buyer shall have delivered each of the closing deliverables set forth in Section 2.06(b).

ARTICLE VIII

Indemnification

Section 8.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the close of business on first Business Day after the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 4.01 and Section 4.02 shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

17

Section 8.02        Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, the Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement; or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

Section 8.03        Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend the Company its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04        Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $20,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which the Company shall be liable pursuant to Section 8.02(a) shall not exceed the Escrowed Shares pursuant to the Escrow Agreement (the “Cap”).

(b)          Buyer shall not be liable to the Seller for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)          Payments by the Company pursuant to Section 8.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Buyer in respect of any such claim. The Buyer shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

18

(d)          Payments by the Company pursuant to Section 8.02 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Buyer.

(e)          In no event shall the Company be liable to the Buyer for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)          The Buyer shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)          The Company shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement if the Company can demonstrate that Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.

Section 8.05        Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Buyer (or any other Buyer Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Seller, and (ii) if Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Seller.

(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

19

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim, and in such event the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Purchased Assets and the right to examine and copy related any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

20

Section 8.06        Payments; Escrow Account.

(a)          Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication: (i) in the case of any Losses payable by Buyer to a Seller Indemnitee pursuant to Article VIII, by wire transfer of immediately available funds, and (ii) in the case of any Losses payable by Seller to a Buyer Indemnitee pursuant to Article VIII, by recourse to the Escrow Account and the Escrowed Shares pursuant to the Escrow Agreement as provided in Section 8.06(d) below. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the United States dollar prime rate per annum, as quoted by Citibank, N.A. (or any successor thereof) on the Closing Date. Such interest shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed since the Closing Date.

(b)          Any Losses payable to a Buyer Indemnitee pursuant to Article VIII shall be satisfied solely from the Escrow Account. If Seller becomes obligated to indemnify a Seller Indemnitee for a Loss as contemplated by the first sentence of Section 8.06(a), then:

(i)           Seller shall cooperate with Buyer to issue a joint written instruction to the Escrow Agent pursuant to Section 2 of the Escrow Agreement to disburse to such Buyer Indemnitee a number of Escrow Shares having a value equal to the amount of such indemnifiable Loss which the Company is obligated to pay to the relevant Buyer Indemnitee (with the Escrow Shares valued for such purpose in accordance with Section 8.06(b)(ii) below); and

(ii)          Where Escrow Shares are to be disbursed to a Buyer Indemnitee pursuant to this Section 8.06 and the Escrow Agreement in satisfaction of the Company’s obligation to indemnify a Buyer Indemnitee for a Loss, (A) the value of each Escrow Share to be used for determining the number of Escrow Shares to be so disbursed to satisfy such indemnification obligation shall be the average trading price of shares of Buyer Common Stock on the NASDAQ during the 20-day period ending on the second trading day prior to the date on which the Parties deliver the joint written notice instructing the Escrow Agent to disburse Escrow Shares to a Buyer Indemnitee (the “Average Share Price”) and (B) the number of Escrow Shares to be disbursed shall be equal to the quotient obtained by dividing (x) the amount of the Loss for which the Company is obligated to indemnify the Buyer Indemnitee by (y) the Average Share Price, rounded down to the nearest whole share.

21

(c)          On the first anniversary of the date of this Agreement, Buyer and Seller shall cooperate to issue to the Escrow Agent, a joint written instruction pursuant to Section 2 of the Escrow Agreement, instructing the Escrow Agent to release and disburse to the Company or its designee all then-remaining Escrow Shares; provided, that if at such time there remain bona fide claims for indemnification that have been properly asserted by a Buyer Indemnitee pursuant to this Article VIII but which as to which the Company’s liability for indemnification hereunder has not been finally resolved (“Pending Claims”), then such joint written instruction shall direct the Escrow Agent to retain as Escrowed Shares pursuant to the Escrow Agreement a number of then-remaining Escrowed Shares (up to all such then-remaining Escrowed Shares, the “Retained Escrow Shares”) equal to the quotient obtained by dividing (A) the expected amount of Losses for which the Company could reasonably be expected to indemnify Buyer Indemnitees under all Pending Claims as agreed in good faith by the Company and Buyer, by (B) the Average Share Price, rounded down to the nearest whole share. For avoidance of doubt, if the number of then-remaining Escrow Shares exceeds the number of the Retained Escrow Shares, then the joint written instruction of Buyer and the Company given hereunder shall direct the Escrow Agent to release and disburse such excess then-remaining Escrow Shares to the Company or its designee.

Section 8.07        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment for Tax purposes, unless otherwise required by Applicable Law.

Section 8.08        Exclusive Remedies. Subject to Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud or criminal activity on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s intentional fraud or criminal activity.

22

ARTICLE IX

[Reserved]

ARTICLE X

Miscellaneous

Section 10.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, that Buyer, on the one hand, and Seller on the other hand, shall pay or reimburse the Escrow Agent fifty percent (50%) of all expenses, disbursements and advances, including attorney’s fees and expenses, owed to the Escrow Agent and incurred or made in connection with the performance of the Escrow Agreement.

Section 10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company:	SolidOpinion, Inc.

110 W. 96th Street, Suite 15A

New York, NY 10025

E-mail: gonstantine.goltsev@solidopinion, com

Attention: Constantine Goltsev, Chief Executive Officer

with a copy to:	RPCK Rastegar Panchal, P.C.

10 East 40th Street, Suite 3307

New York, NY 10016

E-mail: Chintan.Panchal@RPCK.com

Attention: Chintan Panchal, Esq.

TangoLaw PLLC

801 2nd Avenue, Suite 1110

Seattle, WA 98104

Email: doug@tangolaw.com

Attention: Douglas Choi, Esq.

23

If to Buyer:	Ideanomics, Inc.

55 Broadway, 19th Floor

New York, NY 10006

E-mail: FTovar@ideanomics.com

Attention: Federico Tovar, Chief Financial Officer

with a copy to:	Venable LLP

1270 Avenue of the Americas

New York, NY 10020

E-mail: wnhaddad@venable.com

Attention: William N. Haddad, Esq.

Section 10.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

24

Section 10.06     Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08     No Third-party Beneficiaries. Except as provided in Error! Reference source not found. and Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and the Company at any time prior to the Closing; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to Applicable Law, requires further approval of the Company’s stockholders, without the receipt of such further approvals. Any failure of Buyer, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Buyer) or by Buyer (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

25

(b)          Each Party irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Transaction Documents or any other transactions or matters contemplated herein or therein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party agrees not to commence any legal proceedings related hereto or thereto except in such court (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within federal court within the State of Delaware). By execution and delivery of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Applicable Law. The Parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or the Transaction Documents brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement or any of the Transaction Documents may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

26

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Company:	Solidopinion, Inc.

	By	/s/ Constantine Goltsev
Name: Constantine Goltsev
Title: Chief Executive Officer

Buyer:	Ideanomics, Inc.

	By	/s/ Federico Tovar
Name: Federico Tovar
Title: Chief Financial Officer

EXHIBIT A

ESCROW AGREEMENT

EXHIBIT B

PIGGYBACK REGISTRATION AGREEMENT